MINUTES OF UNANIMOUS ACTION OF THE BOARD OF DIRECTORS OF BONTAN CORPORATION INC.

The undersigned, being all of the members of the Board of Directors of Bontan Corporation Inc., an Ontario corporation (the “Company”), in lieu of a meeting of the Board of Directors, do hereby take the following actions effective as of the 1st day of May, 2004:

AMENDMENT TO THE 1999 STOCK OPTION PLAN

WHEREAS, in May 2003, the Company registered on Form S-8 the original issuance of the shares of Common Stock underlying its 1999 Stock Option Plan (the “Option Plan”) with a view to compensate certain consultants and directors from time to time for services rendered in lieu of any cash fee payments;

WHEREAS, by a separate resolution of this date, the Board of Directors authorized the grant of stock options under the Option Plan to a group of optionees (the “Option Grants”) with exercise prices ranging between US$0.35 and US$1.00 (the “Actual Exercise Prices”);

WHEREAS, Section 5 of the Option Plan requires that the exercise price of options granted thereunder be not less than the closing price of the Common Stock on the OTC Bulletin Board on the first date preceding the date of grant or alternatively the weighted average price of the five preceding days, which exercise price as to the Option Grants would be computed at US$1.15 (the “Formula Exercise Price”);

WHEREAS, the Board of Directors authorized the Actual Exercise Prices after determining that such prices better reflected the fair value of the Company’s Common Stock, given the stock’s limited trading volume and high volatility; and

WHEREAS, subsequently, the shareholders in the annual and special meeting of September 20, 2003 authorized the Board of Directors to amend the Option Plan at its discretion;

NOW, THEREFORE, IT IS:

RESOLVED:  That Section 5 of the Option Plan be and is hereby replaced, retroactively effective as of May 1, 2004, by the following:

5.

EXERCISE PRICE

“At the time of grant of a Stock Option, the exercise price of such Stock Option shall be such price as is determined by the directors.”

RESOLVED FURTHER:  That the officers of the Company are hereby authorized and directed, in the name and on behalf of this Company, to take any and all action which they may deem necessary or advisable to carry out the foregoing resolution as they may deem necessary or advisable.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

/s/Terence Robinson

/s/Dean Bradley

/s/Kam Shah